Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 5, 2008, by and between RENAISSANCE LEARNING, INC., a Wisconsin (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 1, 2007, as amended from time to time (“Credit Agreement”).
WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1. Section 1.1 (a) is hereby amended by deleting “May 31, 2009” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “July 1, 2009,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of November 5, 2008 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
2. Section 1.1 (c) is hereby deleted in its entirety, and the following substituted therefor:
“(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above or when applicable the maximum principal amount deemed available by the Borrowing Base. Upon any request by Borrower for an advance on the Line of Credit, such advances shall be subject to a Borrowing Base established by Bank with eligible collateral and advance rates as set forth in the Addendum to Third Party Security Agreement: Securities Accounts.”
3. Section 1.3 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 1.3. COLLATERAL.
As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory, equipment.
As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause RL Investments, Inc. to grant to Bank security interests of first priority in securities account # 12661310.
All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

4. The following is hereby added to the Credit Agreement as Section 1.4:
“SECTION 1.4. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by RL Investments, Inc., as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.”
5. Section 4.3 (c), (d), (e) and (f) are hereby deleted in its entirety, and the following substituted therefore:
“(c) a Borrowing Base Certificate at the time of any request for an advance on the Line of Credit and within 30 days after and as of each month end thereafter, so long as any outstanding balance exists under the Line of Credit;
(d) not later than 30 days after and as of the end of each month a brokerage statements for each Securities Account listed in Section 1.3. hereof;
(e) together with the financial statements submitted as per 4.3(a) and 4.3(b) above, a compliance certificate, signed by the controller or vice president of the Borrower, demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with the terms and conditions of the Credit Agreement, as amended from time to time;
(f) from time to time such other information as Bank my reasonably request.”
6. Section 4.9 is hereby deleted in its entirety, and the following substituted therefore:
“SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein)”
(a) Operating Profit not less than $1,000,000.00 as of each fiscal quarter end, with “Operating Profit” defined as operating revenues less operating expenses, excluding non-cash impairment charges related to intangible assets.”
7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
RENAISSANCE LEARNING, INC.	NATIONAL ASSOCIATION

By: /s/ Mary T. Minch	By: /s/ Lisa Thomas

Title: Senior Vice President-Finance	Title: Relationship Manager
Chief Financial Officer and Secretary